Advanced Emissions Solutions Repays Outstanding Term Loan Balance

Elimination of term loan further bolsters financial position and strength

GREENWOOD VILLAGE, Colo., June 3, 2021 (GlobeNewswire) -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), the parent company of ADA-ES, Inc. and ADA Carbon Solutions, LLC (collectively, "ADA"), today announced that it has repaid its outstanding indebtedness related to its three-year term loan. The final principal payment of $6.0 million, together with accrued interest, was repaid in full, without penalty on June 1, 2021.

On December 7, 2018, the Company and Apollo Credit Strategies Master Fund Ltd and Apollo A-N Credit Fund (Delaware) L.P. (collectively "Apollo”), executed the $70.0 million secured Term Loan and Security Agreement to fund the acquisition of ADA Carbon Solutions, LLC.

“Since our acquisition of ADA Carbon Solutions in December 2018 we have always expected that we would repay the $70.0 million loan before its stated three-year term,” said Greg Marken, Interim CEO of ADES. “Consistent with that expectation, I am pleased to announce today that we have made the final principal payment and fulfilled our obligations outlined in the loan agreement. Our unencumbered ownership of the Red River plant and associated assets is another critical step in optimizing our cash flows to maximize shareholder value.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
Statements in this press release regarding the Company's business that are not historical facts, including statements concerning optimizing cash flows and maximizing shareholder value, are forward-looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com